                                  Exhibit 99.1

                             STUDENT ADVANTAGE, INC.

                                 280 Summer St.
                                Boston, MA 02110

               LETTER TO COMMISSION PURSUANT TO TEMPORARY NOTE 3T

                                  April 1, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549-0408

Ladies and Gentlemen:

Pursuant to Temporary Note 3T to Article 3 of Regulation S-X, Student Advantage, Inc. has obtained a letter of representation from Arthur Andersen LLP ("Andersen") stating that the December 31, 2001 audit was subject to their quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Andersen is not relevant to this audit.

                                Very truly yours,

                                Student Advantage, Inc.

                                /s/ Kenneth S. Goldman

                                Kenneth S. Goldman
                                Chief Financial Officer